FEDERAL AFFORDABLE HOUSING CORPORATION

                          Computation of Loss Per Common Share

                                                    For the Years Ended
                                                           May 31,
                                              ---------------------------------
                                                   1998               1997
                                              --------------    ---------------

Shares  outstanding:                              493,500            493,500
Weighted average shares outstanding               493,500            493,500
Net loss                                      $   (34,955)       $   (35,758)

Net loss per common share                     $     (0.07)       $     (0.07)